Neuro-Hitech Announces Agreement to Acquire Q-RNA, Inc.,

Acquisition Will Greatly Expand Neuro-Hitech’s Pipeline; Focus Now On Broader Range of Neurodegenerative Diseases, Including Alzheimer’s, Epilepsy, Parkinson’s

NEW YORK, NY--November 17, 2006 -- Neuro-Hitech, Inc. (OTC BB:NHPI), a biopharmaceutical company focused on the development and commercialization of next-generation compounds against proven targets for neurodegenerative diseases, announced today that it has entered into a definitive merger agreement to acquire Q-RNA, Inc., a New York-based biotechnology company focused on diseases such as Alzheimer’s, epilepsy, and Parkinson’s disease. The completion of the merger is subject to customary closing conditions, including the accuracy of the representations and warranties, the absence of any materially adverse change in the business or financial condition of Q-RNA, approval by Q-RNA security holders and an investment of an aggregate of at least $3.1 million in Neuro-Hitech by private equity firms and their affiliates, including the principal Q-RNA security holders.

Privately held Q-RNA is developing a series of novel compounds that target beta amyloid (A-beta or A-β) and are designed to halt or reverse Alzheimer’s disease caused by A-beta. These compounds have been developed to address the shortcomings of A-beta targeted compounds that are now in late-stage clinical trials by improving blood-brain barrier (BBB) penetration, increasing efficacy and providing a better side effect profile. In addition, Q-RNA is developing a series of novel compounds for epilepsy which, in NIH sponsored model studies, have been shown to treat and prevent the disease.

Upon the closing of the merger, L. William McIntosh will join Neuro-Hitech’s management team as Chief Operating Officer. Mr. McIntosh is currently the President and Chief Executive Officer of Q-RNA and a 30-year veteran of the pharmaceutical and biotechnology industries. Mr. McIntosh brings a unique level of marketing, business development, product development and general management experience to Neuro-Hitech. In addition, Neuro-Hitech will employ Q-RNA’s discovery and development medical team.

"We are especially pleased to have Bill and his highly skilled drug development team join us at Neuro-Hitech,” said Reuben Seltzer, Neuro-Hitech’s President and Chief Executive Officer. The acquisition of Q-RNA will advance our strategic initiative to continue the expansion of our neurological disease product portfolio and expand the Company's infrastructure."

Mr. McIntosh added, "We believe the combination of our two companies is an excellent opportunity to build on the discovery and development of ‘best in class’ drugs against proven targets for neurodegenerative diseases. Our goal in partnering with Neuro-Hitech is to become the premier provider of treatments for diseases such as Alzheimer’s, epilepsy and Parkinson’s. The Q-RNA team is pleased to combine its efforts with those of Neuro-Hitech to bring our combined knowledge and desire to help find ways to cure neurogenerative diseases with major unmet needs.”

The merger consideration will consist of an aggregate of: (i) 1,800,000 shares of Neuro-Hitech common stock, (ii) warrants to purchase up to 700,000 shares of Neuro-Hitech common stock at an exercise price of $13 per share, and (iii) warrants to purchase up to 700,000 shares of Neuro-Hitech common stock at an exercise price of $18 per share. The number of warrants issued as merger consideration will be reduced by the number of Company options outstanding and assumed as of the closing of the merger. Based upon the number of Company options currently outstanding, the number of warrants issued would be reduced by approximately 200,000 shares. The Neuro-Hitech common stock to be issued as merger consideration will be subject to a lock-up of up to two years, and therefore not freely transferable during the lock-up period.

Neuro-Hitech has also concurrently entered into an agreement to sell in a private offering up to 604,878 shares of its common stock and warrants to purchase 302,439 shares of its common stock for $3.1 million. The exact number of shares and warrants to be sold in the offering depends upon the purchase price, which will be equal to the greater of $5.125 per share or a 20% discount to the average market price per share of Neuro-Hitech common stock for the 20 trading days preceding the closing of the merger. The exercise price of the warrants will be $7.00 per share. The closing of the sale is subject to customary closing conditions, including the accuracy of the representations and warranties and the consummation of the merger. The proceeds from the sale of these securities is part of an authorized private offering of up to $9.3 million in Neuro-Hitech common stock and warrants.

NHI is concurrently filing a Form 8-K with the Securities and Exchange Commission with respect to the merger and the offering, which should be reviewed for additional information.

About Neuro-Hitech

Neuro-Hitech is focused specifically on the development and commercialization of next-generation therapies against proven targets for neurodegenerative diseases. The company’s most advance clinical program, Huperzine A is being tested for efficacy in the treatment of Alzheimer's disease and the company has plans to study other degenerative disorders such as vascular dementia, mild cognitive impairment and myasthenia gravis. The company is planning on researching the effectiveness of Huperzine A as a nerve gas antidote. Neuro-Hitech is currently developing Huperzine A in both oral and transdermal form. More information about Neuro-Hitech can be found online at www.neurohitech.com.

Company Contact:
David Barrett
CFO, Neuro-Hitech, Inc.
212-594-1215

Investor Relations Contact:
Thomas P. Walsh
Alliance Advisors, LLC
212-308-3486

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” “projects” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in “Risk Factors” found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech’s limited cash and ability to raise capital to finance the growth of Neuro-Hitech’s operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech’s ability to protect its proprietary information, Neuro-Hitech’s ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech’s filings with the SEC, or otherwise.